UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2024

The Cigna Group

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-38769 (Commission File Number)	82-4991898 (IRS Employer Identification No.)

900 Cottage Grove Road

Bloomfield, Connecticut 06002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(860) 226-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	CI	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this Current Report on Form 8-K as it relates to the Five-Year Revolving Credit Agreement (as defined therein) is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 8.01 of this Current Report on Form 8-K as it relates to the Five-Year Revolving Credit Agreement (as defined therein) is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On April 25, 2024, The Cigna Group (the “Company”) entered into two separate revolving credit facilities: (i) a $5.0 billion Revolving Credit and Letter of Credit Agreement with the banks named therein, JPMorgan Chase Bank, N.A., as administrative agent, BofA Securities, Inc., Citibank, N.A., Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, (the “Five-Year Revolving Credit Agreement”); and (ii) a $1.5 billion 364-Day Revolving Credit Agreement with the banks named therein, JPMorgan Chase Bank, N.A., as administrative agent, BofA Securities, Inc., Citibank, N.A., Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners (the “364-Day Revolving Credit Agreement” and, together with the Five-Year Revolving Credit Agreement, the “Credit Agreements”). The Credit Agreements replace in full the Company’s existing revolving credit facilities.

The Credit Agreements provide for revolving borrowings at any time and from time to time for the duration of the respective Credit Agreement up to the maximum amount of each facility. Each of the Credit Agreements includes an option to increase commitments in an aggregate amount of up to $1.5 billion across both facilities for a maximum total commitment of $8.0 billion.

The Credit Agreements provide for interest rate options on advances at rates equal to either: (x) in the case of base rate advances, the highest of (i) the rate of interest last quoted by the Wall Street Journal as the “prime rate,” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board, (ii) the higher of the federal funds rate or the overnight bank funding rate, plus 0.50%, and (iii) the adjusted one month secured overnight financing rate (but not less than zero) plus 1.0%, in each case plus an applicable margin based on the Company’s senior unsecured credit Ratings (as defined in the Credit Agreement); or (y) in the case of term benchmark rate advances, the rate per annum equal to the adjusted secured overnight financing rate (but not less than zero), plus an applicable margin based on the Company’s senior unsecured credit Ratings.

The Credit Agreements contain customary covenants and restrictions, including a financial covenant that the Company may not permit its leverage ratio – which is the ratio of total consolidated debt to total consolidated capitalization (each as defined in the Credit Agreements) – to be greater than 0.60 to 1.00 or, if requested by the Company, 0.65 to 1.00 for the four quarters following an acquisition in which total cash consideration is equal to or greater than $1.0 billion. The leverage ratio calculation excludes net unrealized appreciation or depreciation in fixed maturity investments and the portion of the post-retirement benefits liability adjustment attributable to pension as included in accumulated other comprehensive loss on the Company’s consolidated balance sheets.

The Credit Agreements contain other customary provisions regarding events of default, which could result in the termination of commitments and/or an acceleration of repayment of any advances outstanding. The events of default include, among other things, bankruptcy or insolvency proceedings, change of control and cross-acceleration with respect to other debt agreements.

The agents and banks under the Credit Agreements perform normal banking, investment banking and/or advisory services for the Company from time to time for which they receive customary fees and expenses.

The description above as it relates to the Five-Year Revolving Credit Agreement is a summary and is qualified in its entirety by the Five-Year Revolving Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference..

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are being furnished as part of this report:

Exhibit No.	Description

10.1	Revolving Credit and Letter of Credit Agreement, dated as of April 25, 2024, with the banks named therein, JPMorgan Chase Bank, N.A., as administrative agent, BofA Securities, Inc., Citibank, N.A., Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC,, as joint lead arrangers and joint bookrunners.

104	Cover Page Interactive Data File (embedded within the Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CIGNA GROUP

Date: April 26, 2024	By:	/s/ Brian C. Evanko
Brian C. Evanko
Executive Vice President, Chief Financial Officer, The Cigna Group, and President and Chief Executive Officer, Cigna Healthcare